Exhibit 99.1

Veritas Farms Announces Securities Purchase Agreement, Resignation of Current CEO and Appointment of New CEO

Fort Lauderdale, FL, May. 11, 2021. Veritas Farms, Inc. (OTCQB: VFRM) (“Veritas Farms” or the “Company”), a vertically integrated CBD and Wellness company focused on the production of full spectrum hemp oil products with naturally occurring cannabinoids, announces that on May 11, 2021, the Company entered into a Securities Purchase Agreement (the “SPA”) with an existing shareholder, pursuant to which the Company contemporaneously sold to the Purchaser an aggregate of (a) 2,000,000 shares of its Series A Convertible Preferred Stock, and (b) 1,000,000 shares of its Series B Convertible Preferred Stock, and as a result of the transaction and the voting rights accorded the preferred stock issued, the Purchaser now holds approximately 88% of the voting power of the Company and accordingly, a “Change in Control” has occurred. For more information, please refer to the Form 8-K that the Company filed with the Securities and Exchange Commission in relation to the transaction.

Pursuant to the SPA, the Company announces the resignation of Alexander Salgado, CEO and Co-Founder. Mr. Salgado set out on a mission several years ago to produce the best and purest quality hemp products on the market, with the goal of offering customers a natural remedy for their ailments. He led the company to scalability by expanding to 8,000 retail stores and navigating Veritas Farms to continued success via their D2C e-commerce website in 2020 when the pandemic hit. Mr. Salgado will be devoting more time to his family and other endeavors in the wellness community.

Alexander Salgado, CEO, and Co-Founder of Veritas Farms said, “I am proud to have led Veritas Farms for so many years. I am looking forward to my next path and am honored to pass the torch to the new management team that I know will grow the company to even greater success.”

Veritas Farms has named Stephen Johnson as the new CEO. Mr. Johnson has over 20 years of executive management experience, including as CEO of OmniComm Systems, a publicly held health sciences company focusing on the delivery of technology products for clinical research. Prior to that Mr. Johnson held management positions in sales and marketing for Oracle Corporation, PHT, Inc. and Pfizer Pharmaceuticals.

“Much of my recent career has been focused on growing companies and building new product divisions to leading positions in the industry,” said Stephen Johnson, CEO of Veritas Farms. “I am honored to be taking on this new position with Veritas Farms. I am looking forward to working with the talented and dedicated team at Veritas Farms as we continue our journey to becoming the market leading provider of sustainably produced, full spectrum CBD products.”

About Veritas Farms, Inc.

Veritas Farms, Inc. (OTCQB: VFRM) is a vertically integrated agribusiness focused on producing superior quality, whole plant, full spectrum hemp oils, and extracts containing naturally occurring cannabinoids.  The Company currently owns and operates a 140-acre farm and production facility in Pueblo, Colorado, and is registered with the Colorado Department of Agriculture to grow industrial hemp.  The Company markets and sells products under its Veritas Farms™ brand and manufactures private label products for a number of leading distributors and retailers.

Veritas Farms full spectrum hemp oil products include vegan capsules, tinctures, formulations for sublingual applications and infused edibles, lotions, salves, skincare products, and pet products in a variety of sizes, formats, and flavors.  All Veritas Farms brand products are tested for strength and purity by third-party, ISO certified laboratories.  The Company files periodic reports with the Securities and Exchange Commission, which can be viewed at www.sec.gov.

For additional information and online product purchase, visit www.theveritasfarms.com.

Veritas Farms, Inc. - Investor Contact

Toll-Free: 833-691-4367

E-mail: ir@theveritasfarms.com

Veritas Farms, Inc. - Social Media

Instagram:  www.instagram.com/veritasfarmsofficial/

Facebook: www.facebook.com/VeritasFarmsOfficial/

LinkedIn: www.linkedin.com/company/veritasfarms/

Twitter: www.twitter.com/theveritasfarms

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, including those with respect to the Company’s mission statement and growth strategy, are “forward-looking statements.”  Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct.  These forward-looking statements involve many risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated.  Potential risks and uncertainties include, among others, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; and the ability to obtain necessary financing on acceptable terms or at all.  Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update any of the information contained or referenced in this press release.